
FORM 4

[  ] Check box if no longer
     subject to Section 16.                            U.S. SECURITIES AND EXCHANGE COMMISSION
     Form 4 or Form 5                                            WASHINGTON, D.C. 20549
     obligations may continue.
     See Instruction 1(b).                           STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

                                          Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
                                      Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f)
                                                        of the Investment Company Act of 1940
------------------------------------------------------------------------------------------------------------------------------------

1. Name and Address of Reporting Person    2. Issuer Name and Ticker or Trading Symbol     6. Relationship of Reporting Person
                                                                                              to Issuer
Altschul, Jr.(1)    Arthur        G.          Valentis, Inc. (VLTS)                                (Check all applicable)
                                                                                              x(4) Director         x  10% Owner
                                                                                              ----                 ---
-----------------------------------------  --------------------------------------------       ____ Officer (give   ___ Other
(Last)       (First)       (Middle)        3. IRS                      4. Statement for            title below)        (specify
                                              Indentification             Month/Year                                   below)
                                              Number of                       3/27/03
                                              Reporting Person, if     ----------------       -----------------------------------
                                              an entity (Voluntary)    5. If Amendment,       7. Individual or Joint/Group Filing
                                                                          Date of Original           (Check Applicable Line)
          950 Third Avenue                                                (Month/Day/Year)       --- Form filed by One Reporting
------------------------------------------                                                           Person
             (Street)                                                                             x  Form filed by More than One
                                                                                                     Reporting Person

  New York        NY               10022
------------------------------------------
   (City)      (State)             (Zip)



-------------------------------------------------------------------------------------------------------------------------------
                                  TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
-------------------------------------------------------------------------------------------------------------------------------

 1. Title of    2. Trans-   2A. Deemed      3. Trans-       4. Securities Acquired (A)  5. Amount of     6. Owner-     7. Nature
    Security       action       Execu-         action          or Disposed of (D)          Securities       ship          of In-
    (Instr. 3)     Date         tion Date,     Code            (Instr. 3, 4 and 5)         Beneficially     Form:         direct
                                if any         (Instr. 8)                                  Owned            Direct        Bene-
                                                                                           Following        (D) or        ficial
                                                                                           Reported         (I)           Owner-
                                                                                           Transactions                   ship
                   (Month/      (Month/                                  (A)
                    Day/         Day/                                    or
                    Year)        Year)         Code     V       Amount   (D)   Price       (Instr. 3 and 4) (Instr. 4)    (Instr. 4)

Common Stock       3/27/03                     P                1,200     A    $3.28           890,432         I(2)       Through
                                                                                                                          ownership
                                                                                                                          interests
                                                                                                                          in limited
                                                                                                                          liability
                                                                                                                          companies

Common Stock       3/27/03                     P                 800      A    $3.28           523,048         I(3)       Through
                                                                                                                          ownership
                                                                                                                          interests
                                                                                                                          in limited
                                                                                                                          liability
                                                                                                                          companies
------------------------------------------------------------------------------------------------------------------------------------
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
If the form is filed by more than reporting person, see Instruction 4(b)(v).

                                     Persons who respond to the collection of information contained                           (Over)
                                     in this form are not required to respond unless the form displays                SEC 1474(9-02)
                                     a currently valid OMB control number.                                               Page 1 of 6

FORM 4 (continued)           TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                     (e.g., puts, calls, warrants, options, convertible securities)

--------------------------------------------------------------------------------------------------------------------------------
1. Title of  2. Conver-  3. Trans-  3A.    4. Transac-  5. Number of   6. Date Exer-  7. Title and  8. Price     9.  Number
   Derivative   sion or     action  Deemed    tion         Derivative     cisable and    Amount of     of            of
   Security     Exercise    Date    Exe-      Code         Securities     Expiration     Underlying    Deriva-       Deriva-
   (Instr. 3)   Price of            cution    (Instr. 8)   Acquired (A)   Date           Securities    tive          tive
                Deriva-     (Month/ Date,                  or Disposed    (Month/Day/    (Instr.3      Security      Securi-
                tive         Day/   if any                 of (D)         Year)          and 4)        (Instr. 5)    ties Bene-
                Security     Year)                         (Instr. 3,                                                ficially
                                                           4, and 5)                                                 Owned
                                                                                                                     Following
                                                                                                                     Reported
                                                                                                                     Trans-
                                                                                                                     action(s)
                                                           (A)    (D)   ---------------------------------------      (Instr. 4)
                                                                        Date     Expir-
                                                                        Exer-    ation          Amount or
                                            Code    V      (A)    (D)   cisable  Date    Title  Number of
                                                                                                Shares


-----------------------------
10. Owner-   11. Nature
    ship         of Indirect
    Form of      Beneficial
    Deriva-      Ownership
    tive         (Instr. 4)
    Security:
    Direct
    (D) or
    Indirect
    (I)
    (Instr.
    4)




**Intentional misstatements or omissions of facts constitute Federal Criminal   /s/ Arthur G. Altschul, Jr.         March 31, 2003
  Violations.                                                                  -------------------------------      ---------------
  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                                    **Signature of Reporting Person           Date

                                                                               /s/ Christopher S. Mooney
                                                                               ---------------------------------
                                                                               **Signature of Reporting Person
                                                                               as Chief Financial Officer of
                                                                               Diaz & Altschul Capital
                                                                               Management, LLC, Diaz & Altschul
                                                                               Management, LLC, and Diaz &
                                                                               Altschul Advisors, LLC, for each
                                                                               of these entities

                                                                               s/ Christopher S. Mooney
                                                                               ---------------------------------
                                                                               **Signature of Reporting Person
                                                                               as Chief Financial Officer of
                                                                               Diaz & Altschul Advisors, LLC,
                                                                               Investment Advisor to Delta
                                                                               Opportunity Fund, Ltd. for Delta
                                                                               Opportunity Fund, Ltd.

                                                                               /s/ Christopher S. Mooney
                                                                               ---------------------------------
                                                                               **Signature of Reporting Person
                                                                               as Chief Financial Officer of
                                                                               Diaz & Altschul Management, LLC,
                                                                               Managing Member of Delta
                                                                               Opportunity Fund (Institutional),
                                                                               LLC for Delta Opportunity Fund
                                                                               (Institutional), LLC

                                                                               /s/ Reinaldo M. Diaz
                                                                               ---------------------------------
                                                                               **Signature of Reporting Person


Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the contained in this form are not
required to respond unless the form displays a currently valid OMB Number.                                               Page 2 of 6

Reporting Person:  Arthur G. Altschul, Jr.(1)

Issuer Name and Ticker Symbol: Valentis, Inc. (VLTS)

Date of Event Requiring Statement:   3/27/03

Footnotes

(1) Please see attached Joint Filer Information. The Reporting Person is filing solely in his capacity as an indirect beneficial owner of securities held by one or more of the entities listed below.

(2) Delta Opportunity Fund, Ltd. ("Delta Purchaser") is the direct beneficial owner. Diaz & Altschul Management, LLC ("D&A Management") is the managing member of Delta Purchaser and Diaz & Altschul Advisors ("D&A Advisors") is the investment advisor of Delta Purchaser. D&A Advisors is 99% owned by Diaz & Altschul Capital Management, LLC ("D&A"), and the Reporting Person owns 1% of D&A Advisor. The managing member of D&A Advisors is D&A. Mr. Reinaldo M. Diaz ("Mr. Diaz") and the Reporting Person each own 50% of, and share management and control of, D&A and D&A Management. The Reporting Person, Mr. Diaz, D&A, D&A Advisors and D&A Management each disclaim beneficial ownership of the reported securities except to the extent of their pecuniary interests therein.

(3) Delta Opportunity Fund (Institutional) LLC ("Institutional Purchaser") is the direct beneficial owner. D&A Advisors is the investment advisor of Institutional Purchaser. D&A Advisors is 99% owned by D&A and the Reporting Person owns 1% of D&A Advisor. The managing member of D&A Advisors is D&A. Mr. Diaz and the Reporting Person each own 50% of, and share management and control of, D&A and D&A Management. The Reporting Person, Mr. Diaz, D&A, D&A Advisors and D&A Management each disclaim beneficial ownership of the reported securities except to the extent of their pecuniary interests therein.

(4) Mr. Diaz is a director of Valentis, Inc.

Reporting Person:  Arthur G. Altschul, Jr. (1)

Issuer Name and Ticker Symbol:  Valentis, Inc. (VLTS)

Date of Event Requiring Statement:   3/27/03

Joint Filer Information

Each of the following filers has designated Arthur G. Altschul, Jr. as the "Designated Filer" for purposes of the attached Form 4.

          (i) Diaz & Altschul Capital Management, LLC 950 Third Avenue New York, NY 10022

          (ii) Diaz & Altschul Advisors, LLC 950 Third Avenue New York, NY 10022

          (iii) Delta Opportunity Fund, Ltd. 950 Third Avenue New York, NY 10022

          (iv) Reinaldo M. Diaz ("Mr. Diaz") 950 Third Avenue New York, NY 10022

          (v)  Diaz & Altschul Management, LLC 950 Third Avenue New York, NY
               10022

          (vi) Delta Opportunity Fund (Institutional), LLC 950 Third Avenue New York, NY 10022

Date:  March 31, 2003             DIAZ & ALTSCHUL CAPITAL MANAGEMENT, LLC

                                       By:    /s/  Christopher S. Mooney
                                              ---------------------------------
                                              Name:   Christopher S. Mooney
                                              Title:  Chief Financial Officer



Date:  March 31, 2003             DIAZ & ALTSCHUL ADVISORS, LLC

                                       By:    /s/  Christopher S. Mooney
                                              ---------------------------------
                                              Name:   Christopher S. Mooney
                                              Title:  Chief Financial Officer


Date:  March 31, 2003             DELTA OPPORTUNITY FUND, LTD.

                                  By:     DIAZ & ALTSCHUL ADVISORS, LLC
                                          as investment advisor

                                       By:    /s/  Christopher S. Mooney
                                              ---------------------------------
                                              Name:   Christopher S. Mooney
                                              Title:  Chief Financial Officer


Date:  March 31, 2003             MR. REINALDO DIAZ

                                       By:    /s/  Reinaldo M. Diaz
                                              ---------------------------------



Date:  March 31, 2003             DIAZ & ALTSCUL MANAGEMENT, LLC


                                       By:    /s/  Christopher S. Mooney
                                              ---------------------------------
                                              Name:   Christopher S. Mooney
                                              Title:  Chief Financial Officer



Date:  March 31, 2003             DELTA OPPORTUNITY FUND (INSTITUTIONAL), LLC

                                            By: DIAZ & ALTSCHUL MANAGEMENT, LLC

                                         By:    /s/  Christopher S. Mooney
                                                -------------------------------
                                                Name:   Christopher S. Mooney
                                                Title:  Chief Financial Officer

                                                                     Page 6 of 6